Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Cash Financial Services, Inc.

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-212020) on Form S-4 of First Cash Financial Services, Inc. of our report dated February 17, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of First Cash Financial Services, Inc. for the year ended December 31, 2015.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

July 26, 2016